Exhibit 99.1

Federal Circuit Affirms PTAB’s Finding of Patentability of Claims 10, 11, and 15 of Finjan’s ‘494 Patent

The System Claims Remain Intact and Enforceable

East Palo Alto, CA – July 3, 2019 – Finjan Holdings, Inc. (NASDAQ: FNJN), and its subsidiary, Finjan, Inc. (“Finjan”), announced that the United States Court of Appeals for the Federal Circuit (CAFC) issued an Opinion on July 2, 2019, regarding Finjan’s U.S. Patent No. 8,677,494 (“the ‘494 Patent”), captioned Finjan, Inc. v. Andrei Iancu, Under Secretary of Commerce for Intellectual Property and Director of the United States Patent and Trademark Office, Case No. 2017-2543, 2017-2623. The decision “arises from the consolidated appeals of three inter partes reviews of the ‘494 Patent,” originally petitioned by Symantec Corp., Blue Coat Systems LLC, and Palo Alto Networks, Inc. (“PAN”). Symantec and Blue Coat terminated their petitions upon entering into a patent license with Finjan, leaving PAN’s petition. Director Iancu intervened on behalf of the PTAB.

Specifically, on April 11, 2017, the PTAB determined that PAN failed to establish that system claims 10, 11, and 15 are unpatentable, that the ‘494 Patent was entitled to a 1997 priority date, and that method claims 1, 2, and 6 are unpatentable over prior art. PAN appealed the PTAB’s decision on patentability of system claims 10, 11 and 15, as well as the priority date of the ‘494 Patent, and Finjan cross-appealed the PTAB’s findings that method claims 1, 2 and 6 were unpatentable. The CAFC affirmed the findings of the PTAB. Further, on PAN’s appeal of the ‘494 priority date, the CAFC held that the “1997 priority date is not relevant to the grounds on which the Board instituted.” PAN also argued for the first time at oral argument that the CAFC should remand to the PTAB under SAS Institute, Inc. v. Iancu, 138 S. Ct. 1348 (2018), which requires the PTAB to consider all petitioned claims and challenges, but the Court rejected the argument and found that PAN “has waived any request for SAS-based relief.”

“We applaud the Federal Circuit and its findings that our system claims 10, 11, and 15 of the ‘494 Patent remain patentable and, therefore enforceable,” said Julie Mar-Spinola, CIPO of Finjan Holdings. “This decision not only advances our ability to seek the lifting of the stay of the PAN District Court litigation, but also offers us immediate value in upcoming cases as the affirmed claims are also asserted against Juniper, as well as Cisco, SonicWall, Bitdefender, Check Point, Rapid7, Fortinet, and Qualys.”

The PAN District Court case was stayed pending the completion of the IPRs petitioned by PAN and the associated appeals. With this CAFC decision, only one procedural issue remains on the PTAB’s decision on U.S. Patent No. 8,141,154 (“the ‘154 Patent”). There, the PTAB instituted review on claims 1-8, 10 and 11 and issued a Final Written Decision on March 15, 2017 that these claims were not shown by PAN to be unpatentable. PAN appealed to the CAFC, which affirmed the PTAB’s decision but remanded back to the PTAB under SAS for further consideration. On May 15, 2019 in its Final Written Decision on Remand, the PTAB ruled that in addition to determining that PAN failed to show “by a preponderance of the evidence that claims 1-8, 10, and 11 of the ‘154 Patent are unpatentable,” PAN also failed to show that claims 9 and 12 are unpatentable. Procedurally, PAN has until July 17, 2019 to file a notice of appeal.
The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

About Finjan Holdings, Inc.
Established 20 years ago, Finjan Holdings, Inc. is a globally recognized pioneer in cybersecurity. Finjan, Inc.'s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' strategic initiatives to achieve future growth and deliver value to shareholders; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com